UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 25, 2015

WINDSTREAM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Wyoming	000-54360	98-0178621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

819 Buckeye Street, North Vernon, Indiana 47265

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (812) 953-1481

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On February 25, 2015, WindStream Technologies, Inc. (the “Company”) received a notice of resignation from Hartley Moore Accountancy Corporation, the Company’s independent registered public accounting firm (the “Former Accountant”). The Former Accountant’s report on the Company’s consolidated financial statements for the past year-ended December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion, and is not qualified or modified as to uncertainty, audit scope, or accounting principles, except as that the report of the Former Accountant for the fiscal year ended December 31, 2013 indicated conditions which raised substantial doubt about the Company’s ability to continue as a going concern.

The resignation of the Former Accountant was not recommended or approved by the board of directors of the Company (the “Board”).

During the Company’s two most recent fiscal years and all subsequent interim periods preceding the Former Accountant’s resignation, there were no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of the Former Accountant, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports.

There were “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through February 25, 2015, as follows. In its resignation letter, the Former Accountant stated the following, among other things:

“On or about February 16, 2015, [the Former Accountant] was informed by Messrs. Bates and Thorpe that the Company’s subsidiary in India, Windstream Energy Technologies India Private Limited (“WSPVT”), [of] which the Company owned a 99.9% interest, had entered into a joint venture. Per Messrs. Bates and Thorpe, in December 2014, WSPVT entered into a joint venture with a third party, West Coast Ventures Private Limited (“WCPV”), in which WCPV contributed approximately $1,500,000 to the joint venture and WSPVT would license the technology. HMCPA requested the joint venture agreement and related documentation, which was received on February 24, 2015.”

“As a result, [the Former Accountant] determined the agreement was entered into subsequent to the third quarter September 30, 2014 but prior to the issuance of such third quarter financial statements on Form 10-Q, which was filed on November 14, 2014. The financial statements included in such third quarter Form 10-Q did not disclose or refer to this transaction and it was never mentioned to [the Former Accountant] during our review of the third quarter. As a result, the management representation letter provided to us by Mr. Bates, and the representations made to us during our third quarter review by both Messrs. Bates and Thorpe may be incorrect.”

“Because the audit process necessitates the reliance on various representations made by management, HMCPA has determined that, due to the issues outlined above, it can no longer fully rely on the representations made by the Company’s management.”

2

The Company believes that the joint venture party was not funded, and therefore the agreement was not in effect at the time of issuance of the third quarter 10-Q, which was filed on November 14, 2014, and the reasons for the Former Accountant’s resignation as stated in its resignation letter is not warranted. However, the Former Accountant does not agree with the Company’s assertions in this regard, and believes that it is not a joint venture but an agreement for the sale of 45% of the equity in a subsidiary that occurred on October 14, 2014.

On March 3, 2015, the Board appointed Somerset CPAs, P.C. (“Somerset”) to serve as its new independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ended December 31, 2014.

The Board discussed the subject matter of the above reportable events with the Former Accountant on or about February 25, 2015. Other than as disclosed above, there were no other reportable events during the fiscal years ended December 31, 2014 and 2013 and through the subsequent interim period through February 25, 2015. The Company authorized the Former Accountant to respond fully and without limitation to all requests of Somerset concerning all matters related to the periods audited by the Former Accountant, including with respect to the subject matter of the reportable events.

During the Company’s two most recent fiscal years ended December 31, 2014 and 2013 and prior to engaging Somerset, neither the Company nor anyone on its behalf consulted Somerset regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, in connection with which either a written report or oral advice was provided to the Company that Somerset concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided the Former Accountant with a copy of this disclosure on March 2, 2015, requesting the Former Accountant to furnish the Company with a letter addressed to the Securities and Exchange Commission (“SEC”) stating whether it agrees with the statements contained herein. A letter from the Former Accountant dated March 3, 2015 is attached as Exhibit 16.1 to this current report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

16.1	Letter from Hartley Moore Accountancy Corporation to the SEC, dated as of March 3, 2015.

3

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WINDSTREAM TECHNOLOGIES, INC.

Date: March 3, 2015	By:	/s/ WILLIAM K. THORPE
William K. Thorpe
Chief Financial Officer

4